Financial Contact:
Patrick Davidson
(414) 343-8002

Media Contact:
Kathleen Lawler
(414) 343-4587

HARLEY-DAVIDSON, INC. REPORTS RECORD THIRD QUARTER

Milwaukee, Wis., October 13, 2004 — Harley-Davidson, Inc. (NYSE: HDI) today announced record earnings for its third quarter ended September 26, 2004. Third quarter diluted earnings per share (EPS) were 77 cents, a 24.2 percent increase compared with last year’s 62 cents. Revenue for the quarter was $1.30 billion, which compares to $1.13 billion in the year-ago quarter.

“We are pleased to report that Harley-Davidson has once again produced record revenue and earnings for the quarter,” said Jeffrey L. Bleustein, Chairman and Chief Executive Officer of Harley-Davidson, Inc. “Our financial results for the first nine months of the year position us to deliver another record year and are in line with our previously stated long-term targets.”

“Retail sales of Harley-Davidson(R) motorcycles in the U.S. are up 7.1 percent on a year-to-date basis through September. As expected, third quarter retail sales were down compared with last year’s third quarter. In 2003, our dealers had a phenomenal third quarter as our 100th Anniversary celebration drove motorcycle sales up 27 percent versus the prior year’s performance,” added Bleustein.

“We are enthusiastic about the reception of our recently introduced 2005 model year motorcycles, in particular the new Softail(R) Deluxe, the Screamin’ Eagle(R) Custom Vehicles, the Sportster(R) 883 Low, and the redesigned Softail(R) Springer(R) Classic. Looking ahead to 2005, we expect demand for Harley-Davidson motorcycles to continue to grow and support a wholesale unit target of 339,000 motorcycles, which represents a 7 percent increase over this year’s target,” said Bleustein.

Motorcycles and Related Products Segment — Third Quarter Results

Third quarter revenue from Harley-Davidson motorcycles was $996.6 million, an increase of $152.3 million or 18.0 percent over last year. Worldwide shipments of Harley-Davidson motorcycles in the third quarter totaled 80,578 units, consistent with the Company’s previously announced target of 80,500. The Company’s 2004 shipment target for Harley-Davidson motorcycles remains 317,000 units.

Third quarter revenue from Parts & Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $224.4 million. This is an 8.0 percent increase, or $16.6 million more than the same quarter a year-ago.

Third quarter revenue from General Merchandise, which consists of MotorClothes(R) apparel and collectibles, totaled $61.4 million, up 1.4 percent or $0.8 million over the same period last year.

Growth rates for P&A and General Merchandise fluctuate from quarter to quarter. However, for the long term the Company expects the growth rate for P&A revenue to be slightly higher than Harley-Davidson’s motorcycle unit growth rate, and the General Merchandise revenue growth rate is expected to be lower than the motorcycle unit growth rate.

Third quarter gross margin improved to 38.0 percent of revenue in 2004 compared to 35.6 percent of revenue in 2003. The increase in margin was primarily driven by a combination of foreign currency exchange rates, the full integration of the new Softail Plant in York, Pennsylvania and other operational efficiencies. Consistent with the higher gross margin, operating margin increased from 21.3 percent in 2003 to 23.6 percent in 2004.

Motorcycle Retail Data

“U.S. Harley-Davidson motorcycle retail sales for the third quarter were down 9.8 percent versus the same period last year, which was the largest retail sales quarter ever. Standing up to the challenge, our dealers recorded the second largest third quarter in Company history this year, even with the adverse weather-related issues that have plagued the Southeast during much of that time,” said Bleustein. Retail sales of Harley-Davidson motorcycles in the United States were up 7.1 percent for the period January through September 2004 when compared to the same period last year.

In markets outside the U.S., retail sales of Harley-Davidson motorcycles were down slightly during the first nine months of 2004, declining 0.9 percent or 400 units from the same period last year. While retail sales of Harley-Davidson motorcycles are growing in many of the Company’s international markets, dealers in select markets have seen decreases due to difficult economic and market conditions. Harley-Davidson retail motorcycle sales were down 5.1 percent in Europe, due largely to weakness in the German economy, and down 10.2 percent in Japan.

Data is listed in the accompanying tables.

Financial Services Segment

Harley-Davidson Financial Services, Inc. (HDFS) reported third quarter operating income of $50.1 million, up 8.4 percent from $46.2 million in the year-ago quarter. The segment’s performance was driven by continued strong marketplace acceptance of its finance and insurance products.

The Company’s third quarter securitization of $625 million of motorcycle retail loans resulted in a gain of $13.8 million during the third quarter of 2004. The gain as a percentage of loans securitized was 2.2 percent, in line with the Company’s previously stated guidance of 2.0 to 2.5 percent in the current competitive market and interest rate environment.

Annualized credit losses on a managed portfolio basis decreased during the first nine months of the year from 0.73 percent in 2003 to 0.69 percent in 2004.

Over the long term, the Company expects the HDFS growth rate in operating income to be slightly higher than the Company’s motorcycle unit growth rate.

Harley-Davidson, Inc. — Nine Month Results

For the nine month period in 2004, revenue totaled $3.79 billion, a 9.5 percent increase over the year-ago period. Diluted earnings per share were $2.29, an increase of 20.5 percent compared to the same period last year.

Through the first nine months of this year, shipments of Harley-Davidson motorcycles were 236,702, a 10.6 percent increase over last year’s 214,091. Harley-Davidson motorcycle revenue was $2.94 billion, a 9.7 percent increase over $2.68 billion in revenue in 2003. P&A revenue totaled $623.7 million, a 9.1 percent increase over last year’s $571.8 million. General Merchandise revenue totaled $168.8 million, a 5.1 percent increase compared with $160.7 million during the same period in 2003.

HDFS operating income was $149.4 million, an 11.5 percent increase compared with $134.0 million during last year’s first nine months.

Cash Flow — Nine Month Results

Operations generated cash of $956.9 million. The Company invested $109.9 million in capital expenditures, declared dividends of $82.4 million and repurchased 10.6 million shares at a cost of $564.1 million.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS’s loan portfolio.

In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	Sep 26, 2004	Sep 28, 2003	Sep 26, 2004	Sep 28, 2003
Net revenue	$1,300,684	$1,133,641	$3,794,193	$3,466,204
Gross profit	494,568	403,290	1,438,113	1,249,540
Operating expenses	187,980	161,317	529,344	501,189

Operating income from
motorcycles & related products	306,588	241,973	908,769	748,351
Financial services income	77,484	74,660	239,038	216,716
Financial services expense	27,410	28,447	89,644	82,680

Operating income from financial services	50,074	46,213	149,394	134,036
Corporate expenses	3,348	3,367	12,871	12,023

Total operating income	353,314	284,819	1,045,292	870,364
Investment income and other, net	1,699	5,365	10,220	12,835

Income before provision for taxes	355,013	290,184	1,055,512	883,199
Provision for income taxes	126,030	100,112	374,708	304,701

Net income	$228,983	$190,072	$680,804	$578,498

Earnings per common share:
Basic	$0.78	$0.63	$2.30	$1.91
Diluted	$0.77	$0.62	$2.29	$1.90
Weighted-average common shares:
Basic	294,031	302,313	295,362	302,280
Diluted	295,824	304,580	297,357	304,493

Harley-Davidson, Inc. - 3rd Quarter 2004 Press Release Financial Tables - page 1

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	Sep 26, 2004	Dec 31, 2003	Sep 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,009,528	$812,449	$942,021
Marketable securities	518,808	510,211	448,816
Accounts receivable, net	139,022	112,406	119,178
Finance receivables, net	998,114	1,001,990	814,837
Inventories	234,728	207,726	210,925
Other current assets	84,155	84,345	80,309

Total current assets	2,984,355	2,729,127	2,616,086
Finance receivables, net	581,296	735,859	704,430
Other long-term assets	1,364,723	1,458,102	1,180,078

Total assets	$4,930,374	$4,923,088	$4,500,594

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses	$693,073	$631,468	$698,256
Current portion of finance debt	109,179	324,305	337,657

Total current liabilities	802,252	955,773	1,035,913
Finance debt	670,000	670,000	380,000
Other long-term liabilities	220,461	212,179	225,509
Postretirement health care benefits	144,917	127,444	121,886
Shareholders' equity	3,092,744	2,957,692	2,737,286

Total liabilities and shareholders' equity	$4,930,374	$4,923,088	$4,500,594

Harley-Davidson, Inc. - 3rd Quarter 2004 Press Release Financial Tables - page 2

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Nine months ended
	Sep 26, 2004	Sep 28, 2003
Cash flows from operating activities:
Net income	$680,804	$578,498
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	160,765	146,063
Provision for long-term employee benefits	47,143	57,842
Provision for finance credit losses	2,420	2,708
Gain on current year securitizations	(58,302)	(70,831)
Collection of retained securitization interests	97,494	82,671
Contributions to pension plans	--	(12,000)
Tax benefit of stock options	42,919	9,031
Other operating cash flows	18,387	8,211
Net changes in current assets and current liabilities	(34,768)	60,137

Total adjustments	276,058	283,832

Net cash provided by operating activities	956,862	862,330
Cash flows from investing activities:
Capital expenditures	(109,874)	(124,390)
Finance receivables, net	182,959	(33,680)
Net change in marketable securities	(11,764)	63,461
Other, net	(8,868)	(206)

Net cash provided by (used in) investing activities	52,453	(94,815)
Cash flows from financing activities:
Net decrease in finance debt	(214,290)	(53,595)
Dividends	(82,411)	(34,866)
Purchase of common stock for treasury	(564,132)	(30,563)
Issuance of common stock under employee stock plans	48,597	12,602

Net cash used in financing activities	(812,236)	(106,422)
Net increase in cash and cash equivalents	197,079	661,093
Cash and cash equivalents:
At beginning of period	812,449	280,928

At end of period	$1,009,528	$942,021

Harley-Davidson, Inc. - 3rd Quarter 2004 Press Release Financial Tables - page 3

Harley-Davidson, Inc.
Net Revenue and Motorcycle
Shipment Data

	Three Months Ended		Nine Months Ended
	Sep 26, 2004	Sep 28, 2003	Sep 26, 2004	Sep 28, 2003
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$996,552	$844,264	$2,935,621	$2,676,196
Buell® motorcycles	18,318	20,471	63,510	55,985
Parts & Accessories	224,381	207,766	623,715	571,809
General Merchandise	61,352	60,520	168,828	160,658
Other	81	620	2,519	1,556

	$1,300,684	$1,133,641	$3,794,193	$3,466,204

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	66,859	54,829	191,705	173,712
Export	13,719	12,629	44,997	40,379

Total	80,578	67,458	236,702	214,091

Motorcycle product mix:
Touring	21,818	21,071	68,253	60,471
Custom	39,857	33,011	116,128	113,259
Sportster®	18,903	13,376	52,321	40,361

Total	80,578	67,458	236,702	214,091

BUELL UNITS
Motorcycle shipments:
Buell	2,472	2,481	7,793	7,364

Harley-Davidson, Inc. - 3rd Quarter 2004 Press Release Financial Tables - page 4

Year-to-date Heavyweight (651+ cc)
Motorcycle Retail Registrations (Units),
data through month indicated.

	2004	2003	% change
United States
- H-D (September)	201,852	188,402	7.1%
- Industry (September)	419,267	392,755	6.8%
Europe
- H-D (September)	21,096	22,228	-5.1%
- Industry (August)	285,821	274,047	4.3%
Japan
- H-D (September)	7,563	8,419	-10.2%
- Industry (August)	31,175	32,511	-4.1%

Only Harley-Davidson® motorcycles are included in the Harley-Davidson (H-D) data.

Data for Europe includes registrations in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and United Kingdom.

Data Sources: (subject to update)
United States: Motorcycle Industry Council
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources

Harley-Davidson, Inc. - 3rd Quarter 2004 Press Release Financial Tables - page 5